Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer, President, and CEO of Northrim Bank
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $3.1 Million, or $0.44 per Diluted Share in 3Q16

ANCHORAGE, Alaska - October 31, 2016 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported lower earnings for the third quarter and first nine months of 2016 primarily reflecting a non-cash accounting correction, higher operating expenses, and a decrease in net interest margin and mortgage income primarily due to slowing loan growth in both the commercial and mortgage market in Alaska compared to the same periods in 2015. Third quarter net income attributable to the Company declined to $3.1 million, or $0.44 per diluted share, compared to $4.4 million, or $0.63 per diluted share, in the second quarter of 2016, and $5.3 million, or $0.77 per diluted share, in the third quarter of 2015. In the first nine months of 2016, net income attributable to the Company decreased to $10.8 million, or $1.55 per diluted share, compared to $13.7 million, or $1.97 per diluted share in the first nine months of 2015. Excluding the accounting correction described below, third quarter net income attributable to the Company would have been $4.7 million, or $0.67 per diluted share, and $12.4 million, or $1.78 per diluted share, for the first nine months of 2016.

Although the non-cash accounting correction covered the period from December 1, 2014, through June 30, 2016, or the seven previous fiscal quarters, the Company made the correction in the third quarter of 2016 on a prospective basis, which resulted in an increase in expenses, net of tax, in the current quarter of $1.4 million, or $0.20 per diluted share relating to the accounting correction for the prior periods. Prior periods have not been adjusted, consistent with the prospective method, for the change in accounting. The correction reduced total shareholders' equity by $1.4 million, reduced goodwill by $7.3 million, and increased regulatory capital ratios as of September 30, 2016. The correction was due to a change in accounting treatment for the earn-out payments associated with the Company's 2014 acquisition of Residential Mortgage Holding Company, LLC ("RML"). This change in accounting treatment also reduced net income for the third quarter of 2016 by $213,000, or $0.03 per diluted share, for a total decrease in net income of $1.6 million, or $0.23 per share including the correction for the prior periods. Following the reductions in the balance sheet resulting from the accounting correction, book value per share decreased $0.23 or 1% and tangible book value* per share grew $0.83, or 3.5% to $24.61 as of September 30, 2016.

“The accounting correction arose due to the complexity of the facts and circumstances and the nuances of accounting guidance for the payments related to our 2014 acquisition of RML, particularly because of the continued employment of some of the selling members of RML. The earn-out payments are based on RML's pretax income. This payment, which is now reported as "compensation expense, RML acquisition payments" in the Company's Income Statement reflects 100% of the payments that the Company will pay to the selling members of RML. Prior to the accounting correction, the Company had essentially capitalized its estimate of the fair value of all future earn-out payments as part of the price paid to acquire RML. The expenses recorded in prior periods as ‘change in fair value, RML earn-out liability’ represent the increase in payments owed to the sellers of RML in excess of our original estimate

* References to tax equivalent NIM, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these measures to GAAP financial measures.

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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at the time of purchase due to higher than anticipated pretax income from RML's operations.” said Joseph Beedle, Chairman, President and CEO of Northrim Bancorp. “The cash paid to the sellers of RML for the earn-out payments does not change under this new reporting method, only the way the Company is accounting for it in its financial statements.”

“Under the new accounting treatment, the quarterly net income in prior periods related to the earn-out payments would have decreased by approximately $213,000 per quarter .” said Latosha Frye, Chief Financial Officer. “As it has since inception and regardless of this change in accounting method, expense related to the earn-out payments will fluctuate based on RML’s pretax income.”

The following table outlines the impact of the accounting correction on the net income attributable to the Company from each of our reporting segments for the third quarter of 2016 and the results from those segments in the third quarter of 2015:

	9/30/2016		9/30/2016	9/30/2015
	Net income attributable		Net income attributable	Net income attributable
	to Northrim BanCorp, Inc.	Impact of	to Northrim BanCorp, Inc.	to Northrim BanCorp, Inc.
(Dollars in thousands)	as reported	Correction	before correction	as reported
Community Banking	$1,706	($1,557)	$3,263	$3,675
Home Mortgage Lending	1,389	—	1,389	1,660
Total	$3,095	($1,557)	$4,652	$5,335

Home mortgage lending contributed $8.3 million to pre-tax revenues and $0.20 to net earnings per share (“EPS”) in the third quarter of 2016, and $22.5 million to pre-tax revenue and $0.50 to net EPS in the first nine months of 2016.

“The loan portfolio increased 3% in the third quarter of 2016 compared to the preceding quarter end and 2% year-over-year, mainly reflecting growth in both commercial and commercial real estate loans and offsetting payoffs in several large commercial construction projects in 2016,” said Joe Schierhorn, Northrim Bank’s President and CEO. “Our commercial real estate (“CRE”) loan portfolio (both owner-occupied and investment properties) generated 13% year-over-year growth compared to the third quarter of 2015, and accounted for 50% of loans at the end of September 2016.

“New construction projects in the Anchorage market are coming in at a slower pace than in the past few years, as the economy contracts mainly due to the effects of continued low oil prices,” Schierhorn continued. “Construction loans were down 30% year-over-year in the third quarter of 2016, primarily due to approximately $84 million in projects which were completed and termed out in the last twelve months. Of these construction loans, $55 million converted to the CRE term loan portfolio, which contributed to overall growth of $13.8 million, or 3%, in our CRE portfolio in the third quarter.” We expect construction loans to decrease by another $10-15 million by the end of 2016.

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total assets	$1,540,120	$1,518,370	$1,500,199	$1,499,492	$1,539,253
Total portfolio loans	$997,076	$967,346	$970,517	$980,787	$973,680
Average portfolio loans	$979,164	$969,450	$980,117	$979,789	$982,301
Total deposits	$1,278,366	$1,255,688	$1,246,968	$1,240,792	$1,264,919
Average deposits	$1,263,750	$1,235,142	$1,236,555	$1,291,133	$1,230,243
Total shareholders' equity	$185,758	$183,965	$180,398	$177,214	$175,336
Net income attributable to Northrim BanCorp	$3,095	$4,350	$3,376	$4,106	$5,335
Diluted earnings per share	$0.44	$0.63	$0.48	$0.59	$0.77
Return on average assets	0.81%	1.17%	0.91%	1.05%	1.42%
Return on average shareholders' equity	6.73%	9.42%	7.61%	9.37%	12.37%
Net interest margin ("NIM")	4.11%	4.21%	4.23%	4.05%	4.32%
Tax equivalent NIM*	4.17%	4.27%	4.29%	4.10%	4.38%
Efficiency ratio	80.89%	74.52%	74.47%	74.23%	66.93%
Total shareholders' equity/total assets	12.06%	12.12%	12.02%	11.82%	11.39%
Tangible common equity/tangible assets*	11.12%	10.72%	10.61%	10.40%	10.00%
Book value per share	$26.99	$26.75	$26.23	$25.77	$25.56
Tangible book value per share*	$24.61	$23.30	$22.78	$22.31	$22.09
Dividends per share	$0.20	$0.19	$0.19	$0.19	$0.19

•	Year-to-date 2016 net income attributable to the Company totaled $10.8 million, or $1.55 per diluted share, compared to $13.7 million, or $1.97 per diluted share, in the first nine months of 2015.

•
Total revenues, which include net interest income plus total other operating income, were relatively flat in the third quarter at $26.1 million, compared to $25.9 million in the preceding quarter and $27.1 million in the third quarter a year ago.

•
Net interest income was up 1% in the third quarter of 2016 compared to the second quarter of 2016 and down 3% from the third quarter a year ago, primarily as a result of an increase in average loan balances from the second quarter of 2016, and a decrease in the yield on portfolio loans compared to the same quarter in 2015.

•
Other operating income was mostly unchanged at $11.9 million in the third quarter of 2016 compared to the previous quarter and accounted for 46% of total revenues in both quarters. In the third quarter of 2015, other operating income was $12.4 million and 46% of total revenues and included $683,000 in gains from dispositions of loans acquired and marked to fair value in connection with our acquisition of Alaska Pacific Bancshares, Inc. in 2014.

•
Net interest margin ("NIM") decreased to 4.11% in the third quarter of 2016 compared to 4.21% in the second quarter of 2016 and 4.32% in the third quarter a year ago, while tax equivalent NIM* also declined compared to those periods, but still remained above the peer average[1] at 4.17% in the third quarter of 2016. The decrease in both NIM and tax equivalent NIM* in the current quarter compared to a year ago primarily reflects the change in the mix of interest earning assets.

•
Northrim paid a quarterly cash dividend of $0.20 per share in September 2016, up from the $0.19 per share dividend paid in September 2015. The dividend provides an annual yield of approximately 3.3% at current market share prices.

•	Book value per share increased to $26.99 at the end of the third quarter of 2016 compared to $26.75 at the end of the previous quarter and $25.56 at the end of the third quarter of 2015.

1As of June 30, 2016, the SNL US Bank Index tracked 146 banks with assets between $1 billion and $5 billion with averages for the following ratios: NIM (tax equivalent) 3.60%, return on average assets 0.88%, and return on average equity 8.29%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.24% at September 30, 2016, compared to 13.85% at June 30, 2016, and 13.00% a year ago.

•
Total shareholders' equity to total assets was 12.06% at the end of the third quarter of 2016 compared to 12.12% at the end of the prior quarter and 11.39% at the end of the third quarter of 2015, while tangible common equity to tangible assets* was 11.12% at September 30, 2016, compared to 10.72% at June 30, 2016, and 10.0% a year ago.

Alaska Economic Update

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click “Alaska's Economy”. Information from our website is not incorporated into, and does not form a part of this press release.

“According to the Alaska Department of Labor, preliminary data shows that average employment in the Alaska economy was down an estimated 0.2% or 689 jobs in the first nine months of 2016 as compared to the same period in 2015 as job losses in the oil and gas industry, construction, state government and professional and business services continue to be partially offset by growth in retail trade, health care, and leisure and hospitality jobs. However, estimated employment as of the end of September 2016 compared to September 2015 was down 1.0% or 3,400 jobs,” said Beedle. "While the decreases in both average and period end estimated employment represent a more moderate overall impact from the decrease in the global price of oil compared to what other energy producing regions in the nation have experienced thus far, this is a larger decline than was originally predicted for 2016. Our loan demand has slowed moderately, as the Alaska economy contracts.” added Beedle.

Review of Income Statement

Consolidated Income Statement

In the first nine months of 2016, Northrim generated a return on average assets of 0.96% and a return on average equity of 7.93%, as compared to a 0.88% return on average assets and 8.29% return on average equity posted by the 146 banks that make up the SNL U.S. Bank Index with assets between $1 billion and $5 billion as of June 30, 2016. The accounting correction resulted in the Company’s return on average equity and return on average assets being lower by 0.25% and 1.80%, respectively, than they would have been without the accounting correction. NIM and tax equivalent NIM* for the first nine months of 2016 were 4.18% and 4.24%, respectively, compared to 3.60% tax equivalent NIM for the index peers. 1

Net Interest Income/Net Interest Margin

Net interest income grew slightly to $14.2 million in the third quarter of 2016 as compared to $14.1 million in the previous quarter, primarily due to an increase in average portfolio loans, and fell 3% from $14.7 million in the year ago quarter mainly reflecting changes in the mix of earning assets. In addition, net interest margin was boosted in the third quarter a year ago by the recovery of $267,000 in nonaccrual interest from a nonperforming loan that was paid off during that period. Net interest income was unchanged in the first nine months of 2016 at $42.5 million compared to the first nine months of 2015 as an increase in earning assets was offset by changes in the mix of earning assets, as well as $646,000 in recoveries of nonaccrual interest from nonperforming loans that paid off in 2015 compared to $89,000 of recoveries in the first nine months of 2016.

NIM and tax equivalent NIM* decreased in both the third quarter and first nine months of 2016 compared to prior year periods. “We have experienced a gradual decline in our NIM primarily as a result of the flattening of the yield curve, slower growth in loan balances, and higher securities holdings,” said Schierhorn.

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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Northrim tax equivalent NIM*, which is primarily comprised of activities in the community banking segment, remained well above the average for the 146 banks in the SNL U.S. Bank Index with assets between $1 billion and $5 billion of 3.60% as of June 30, 2016. “We are lowering our expectations for both our NIM and our tax equivalent NIM* to stabilize in the 4.00% to 4.10% range for our NIM and the 4.05% and 4.15% range for our tax equivalent NIM*, primarily due to our expectation that the mix of our earning assets will continue to shift towards higher balances in investment securities, as we believe growth in the higher-yielding loan portfolio will continue to be adversely affected by the expected weakness of the Alaskan economy. We believe both NIM and tax equivalent NIM should both benefit in the event interest rates rise another 25 basis points or the yield curve steepens, and would be adversely affected if interest rates fall and the yield curve continues to flatten,” said Frye.

Provision for Loan Losses

The provision for loan losses was $652,000 in the third quarter of 2016 compared to $200,000 in the second quarter of 2016 and $676,000 in the third quarter of 2015. The increase in the third quarter of 2016 as compared to the second quarter of 2016 was primarily due to a $332,000 increase in the specific impairment allocated to one $5.9 million residential land development project that was moved to nonaccrual loans in the second quarter of 2016 as well as growth in the overall loan portfolio during the quarter. The allowance for loan losses to portfolio loans at the end of the third quarter of 2016 increased to 1.95% from 1.90% at June 30, 2016 and 1.83% at September 30, 2015.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing, employee benefit plans, and wealth management. These complementary business activities contributed $1.6 million, or 6% of total revenues in the third quarter of 2016, $1.5 million or 6% of revenues in the second quarter of 2016, and $1.6 million, or 6% of revenues in the third quarter a year ago.

Other operating income was $11.9 million, or 46% of total revenues in the third quarter of 2016, which represented a decline of 4% from $12.4 million, or 46% of third quarter 2015 revenues. Impacting the quarter was lower other income generated from gains on the disposition of loans acquired in 2014. On a year-to-date basis, other operating income decreased 5% to $32.9 million from $34.5 million in the first nine months of 2015, primarily due to high refinancing activity in the second quarter of 2015 and lower other income for the reasons indicated above.

Other Operating Expenses

Operating expenses increased to $21.2 million in the third quarter of 2016 compared to $19.4 million in the second quarter of 2016 and $18.2 million in the third quarter of 2015. The increase from the previous quarters was primarily the result of the change in the accounting treatment for the earn-out payments, including the correction for the prior periods, that added $2.6 million to pre-tax expenses in the current quarter, combined with higher salaries and other personnel expenses during the quarter. These increases were partially offset by lower expenses associated with other real estate owned and a decrease in losses on the sale of premises and equipment in the third quarter of 2016 as compared to the second quarter of 2016. The Company sold one branch location in the second quarter of 2016, but simultaneously entered into a long-term lease of the same branch location.

Community Banking

Net income attributable to the Company for the community banking segment totaled $1.7 million, compared to $2.8 million in the second quarter of 2016 and $3.7 million in the third quarter of 2015, which represented a 39% and 54% decline in the current quarter compared to the second quarter of 2016 and the third quarter of 2015, respectively. Excluding the $1.6 million in additional after-tax expenses that resulted from the change in accounting, including the correction for prior periods in the third quarter of 2016, net income attributable to the Company in the current quarter would have increased 15% from the preceding quarter and decreased by 11% compared to the third quarter a year ago. Lower other operating expenses, specifically due to the loss on the sale of the branch noted above in the second quarter

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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of 2016 as well as lower expenses for other real estate owned in the third quarter of 2016 were primarily the reason that net income attributable to the Company would have been higher in the current quarter compared to the previous quarter if the accounting correction had not been applied. Slower loan growth and lower gains from the sale of previously acquired loans primarily accounted for the year-over-year decline in the third quarter, outside of the effects of the accounting correction. Year-to-date, net income attributable to the Company for the community banking segment totaled $7.3 million, or $1.05 per diluted share for the first nine months of 2016, down 22% from $9.3 million in the first nine months of 2015. Excluding the $1.6 million in additional after-tax expenses resulting from the change in accounting, net income attributable to the Company would have decreased by 5% from the same period in 2015. Additionally, lower income from the Company's loan portfolio and lower other income from gains on the disposition of loans acquired in 2014 combined with increased personnel costs of $1.3 million in the first nine months of 2016, mainly consisting of salary and medical expenses, primarily accounted for the decline year-over-year.
“RML continues to outperform our original projections made when we purchased the business at the end of 2014. The accounting correction created a great deal of noise in the quarter for both the income statements and balance sheet. Excluding the effects of the accounting correction, third quarter earnings in the community banking segment increased compared to the prior quarter while profits were down year-over-year primarily due to a decreased yield on our loan portfolio, decreased gains from the disposition of loans from a previous acquisition, and increased salaries and other personnel expenses,” said Frye. "While we are actively managing costs, we recognize a need to continue to invest to keep pace with compliance and risk management expectations.”

The accounting correction related to the acquisition of RML is an obligation of Northrim Bank and is included in the community banking segment results.

The following table provides highlights of the community banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net interest income	$13,901	$13,829	$13,933	$14,008	$14,425
Provision for loan losses	652	200	703	376	676
Other operating income	3,594	3,354	3,409	3,794	4,269
Compensation expense, RML acquisition payments	3,250	687	130	1,225	780
Other operating expense	11,649	12,504	12,306	11,965	11,853
Income before provision for income taxes	1,944	3,792	4,203	4,236	5,385
Provision for income taxes	50	805	1,285	985	1,513
Net income	1,894	2,987	2,918	3,251	3,872
Less: net income attributable to the noncontrolling interest	188	156	130	120	197
Net income attributable to Northrim BanCorp	$1,706	$2,831	$2,788	$3,131	$3,675
Average diluted shares	6,973,354	6,968,891	6,964,707	6,971,828	6,952,209
Diluted earnings per share	$0.24	$0.41	$0.40	$0.45	$0.53

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2016	September 30, 2015
Net interest income	$41,663	$41,925
Provision for loan losses	1,555	1,378
Other operating income	10,357	11,202
Compensation expense, RML acquisition payments	4,067	2,869
Other operating expense	36,459	35,106
Income before provision for income taxes	9,939	13,774
Provision for income taxes	2,140	4,038
Net income	7,799	9,736
Less: net income attributable to the noncontrolling interest	474	431
Net income attributable to Northrim BanCorp	$7,325	$9,305
Average diluted shares	6,968,557	6,941,861
Diluted earnings per share	$1.05	$1.34

Home Mortgage Lending

Total mortgage production revenue in the third quarter of 2016 was $7.2 million compared to $7.6 million in the preceding quarter and $7.5 million a year ago. “Although net realized gains on the sale of mortgage loans increased during the third quarter from the second quarter, the change in the fair value of our mortgage loan commitments generated a loss in the third quarter compared to a gain in the prior quarter primarily due to the decrease in total loan commitments in the third quarter as compared to the increase in commitments in the second quarter. The fluctuation in commitments is primarily driven by normal seasonality,” said Schierhorn. Third quarter 2016 mortgage lending volumes increased as compared to the second quarter, which is also a normal seasonal fluctuation, with refinancing activity accounting for 24% of total loans funded in the current quarter. Refinancing activity accounted for 18% of loans funded in the second quarter of 2016 and 10% of third quarter 2015 production. “Seasonality also accounts for the 27% decline in mortgage commitments in the current quarter compared to the previous quarter,” Schierhorn noted.

In the fourth quarter of 2015, Northrim began servicing the loans RML originates for the Alaska Housing Finance Corporation, which account for approximately 20% of loans originated by RML in 2016. Northrim now services 970 loans in its $231.2 million servicing portfolio, which has more than doubled in size over the past year. Servicing income contributed $782,000 to third quarter mortgage banking income, compared to $510,000 for the second quarter of 2016 and $308,000 in the third quarter a year ago.

Operating expenses in the home mortgage lending segment increased to $6.3 million in the third quarter of 2016 compared to $6.2 million in the second quarter of 2016 and $5.6 million in the third quarter a year ago. “In addition to higher commission costs, which increase when production increases, the increase in operating expenses for the home mortgage lending segment in the third quarter of 2016 compared to the third quarter of 2015 is primarily the result of increasing fixed costs for technology needs and additional staff in marketing and loan management, as well as increased employee medical costs, similar to the community banking segment,” said Frye.

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Mortgage commitments	$72,315	$98,788	$83,823	$71,280	$74,637
Mortgage loans funded for sale	$224,594	$208,921	$133,050	$159,590	$201,402
Mortgage loan refinances to total fundings	24%	18%	16%	12%	10%
Mortgage loans serviced for others	$231,167	$193,230	$160,803	$125,446	$94,791

Net realized gains on mortgage loans sold	$7,502	$7,147	$4,777	$5,216	$7,496
Change in fair value of mortgage loan commitments, net	(331)	480	48	(57)	(5)
Total production revenue	7,171	7,627	4,825	5,159	7,491
Mortgage servicing revenue, net	782	510	701	820	308
Other mortgage banking revenue	388	373	170	331	339
Total mortgage banking income	$8,341	$8,510	$5,696	$6,310	$8,138

Net interest income	$312	$250	$241	$392	$257
Provision for loan losses	—	—	—	—	—
Other operating income	8,341	8,510	5,696	6,310	8,138
Other operating expense	6,287	6,178	4,935	5,039	5,570
Income before provision for income taxes	2,366	2,582	1,002	1,663	2,825
Provision for income taxes	977	1,063	414	688	1,165
Net income attributable to Northrim BanCorp	$1,389	$1,519	$588	$975	$1,660

Average diluted shares	6,973,354	6,968,891	6,964,707	6,971,828	6,952,209
Diluted earnings per share	$0.20	$0.22	$0.08	$0.14	$0.24

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2016	September 30, 2015
Mortgage commitments	$72,315	$74,637
Mortgage loans funded for sale	$566,565	$594,225
Mortgage loan refinances to total fundings	20%	22%

Net realized gains on mortgage loans sold	$19,426	$21,181
Change in fair value of mortgage loan commitments, net	196	672
Total production revenue	19,622	21,853
Mortgage servicing revenue, net	1,994	362
Other mortgage banking revenue	931	1,088
Total mortgage banking income	$22,547	$23,303

Net interest income	$803	$584
Provision for loan losses	—	—
Other operating income	22,547	23,303
Other operating expense	17,400	16,443
Income before provision for income taxes	5,950	7,444
Provision for income taxes	2,454	3,073
Net income attributable to Northrim BanCorp	$3,496	$4,371

Average diluted shares	6,968,557	6,941,861
Diluted earnings per share	$0.50	$0.63

Balance Sheet Review

Northrim’s assets were $1.54 billion at September 30, 2016, mostly unchanged from a year ago and up 1% from $1.52 billion three months ago. The mix of assets at each period end continued to shift from short term assets to portfolio investments and loans.

Average investment securities decreased 1% from the preceding quarter and increased 24% from a year ago. The investment portfolio generated an average net tax equivalent yield of 1.42% for the third quarter of 2016 and the average estimated duration of the investment portfolio was 1.2 years at September 30, 2016.

Average loans held for sale increased 36% to $66.6 million in the third quarter of 2016 compared to the preceding quarter, and increased 18% from the same quarter a year ago, primarily reflecting the seasonality of the mortgage business and the continuing steady demand for home loans in the Alaska marketplace.

Year-over-year, portfolio loans increased 2% to $997.1 million at September 30, 2016, and average portfolio loans increased 1% to $976.3 million in the first nine months of 2016 compared to the same period a year ago. Construction and land development loans, which are by nature short-term, grew 13% in the third quarter of 2016 and fell 30% year-over year. Partially offsetting this decline was the increase in commercial real estate term loans which grew 3% in the third quarter of 2016 and 13% year-over-year.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at September 30, 2016, represented 90% of total deposits. At September 30, 2016, total deposits were $1.28 billion, up slightly from $1.26 billion both from the immediate prior quarter and the same quarter a year ago. Year-over-year, average non-interest bearing deposits grew 7% in 2016 and average

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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interest-bearing deposits increased 3%, bringing average total deposits up 3% to $1.26 billion at the end of the third quarter of 2016 compared to $1.23 billion at the end of the third quarter a year ago.

Other borrowings declined to $4.4 million at September 30, 2016, down substantially from $12.5 million at September 30, 2015, as Northrim is now funding RML's short term borrowings from its internally generated liquidity.

Shareholders’ equity increased 6% to $185.8 million, or $26.99 per share, at September 30, 2016, compared to $175.3 million, or $25.56 per share, a year ago. Tangible book value per share* was $24.61 at September 30, 2016, compared to $22.09 per share a year ago. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.24% at September 30, 2016.

Asset Quality

“The ratio of nonperforming assets to total assets, net of government guarantees decreased during the third quarter of 2016 to 0.78% of assets from 0.80% of assets at June 30, 2016, but increased from 0.37% a year ago primarily due to the addition of two lending relationships to non-accrual loans totaling $8.2 million in the second quarter 2016,” said Frye. “One $5.9 million relationship is related to a residential land development project in the greater Anchorage market and has been included in adversely classified loans since December 31, 2015. The other $2.3 million relationship is made up of three loans to a commercial business in the transportation industry, which was added to adversely classified loans in the second quarter of 2016.”

“While adversely classified assets remain elevated at the end of the third quarter as compared to one year ago, we had a decrease in charge-offs in the third quarter of 2016 compared to the third quarter of 2015 and did not have any charge-offs related to the oil sector,” said Schierhorn. The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Charge-offs:
Construction	$—	$—	$25
Retail trade	—	135	342
Consumer	22	—	33
Total charge-offs	$22	$135	$400

Net non-performing loans were 0.93% of portfolio loans compared to 1.00% at the end of the preceding quarter and 0.22% a year ago. The increase compared to the same quarter of 2015 was primarily the result of the increase in nonaccrual loans that was discussed above.

Performing restructured loans, that were not included in nonaccrual loans at the end of the third quarter of 2016, increased to $14.9 million from $11.2 million at the end of the second quarter primarily due to the restructuring of one $4.2 million oil sector relationship that included a concession for interest-only payment terms for one year. Performing restructured loans were $3.2 million at the end of the third quarter a year ago, and the increase as of the third quarter of 2016 is primarily due to the addition of the oilfield services commercial business noted above and one medical business. The maturities of the loans to the medical business were extended to allow the amortization schedules for the loans to more closely mirror the cash flow of this business. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans. At September 30, 2016, performing restructured loans plus nonperforming loans, net of government guarantees, increased to 2.43% of total assets from 2.15% at the end of the preceding quarter and 0.55% a year ago.

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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Other real estate owned ("OREO") increased slightly to $2.8 million at the end of the third quarter of 2016, compared to $2.6 million the preceding quarter and declined from $3.5 million a year ago.

The allowance for loan losses was 1.95% of portfolio loans at September 30, 2016, compared to 1.90% at June 30, 2016, and 1.83% at the end of the third quarter of 2015. Adversely classified loans totaled $41.5 million, or 4% of portfolio loans, at the end of the third quarter of 2016, compared to 4% at June 30, 2016, and 3% at the end of the third quarter of 2015. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of September 30, 2016, $34.7 million, or 84% of adversely classified loans net of government guarantees are attributable to five relationships in the following sectors; one retail commercial business, one commercial real estate construction project, one medical business, one residential land development project, and one oilfield services commercial business.

Northrim estimates that $51.9 million, or approximately 5% of portfolio loans as of September 30, 2016, have direct exposure to the oil and gas industry in Alaska, and $4.2 million of these loans are adversely classified. Northrim has an additional $44.4 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We continue to have no loans to oil producers or exploration companies," said Frye. "We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry."

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:
http://labor.alaska.gov/trends/jan16.pdf
http://live.laborstats.alaska.gov/ces/ces.cfm?at=01&a=000000&adj=0
http://labor.alaska.gov/news/2016/news16-33.pdf

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2016	2016	% Change	2015	% Change
Interest Income:
Interest and fees on loans	$13,866	$13,710	1%	$14,484	-4%
Interest on portfolio investments	944	967	-2%	857	10%
Interest on deposits in banks	50	41	22%	47	6%
Total interest income	14,860	14,718	1%	15,388	-3%
Interest Expense:
Interest expense on deposits	473	479	-1%	490	-3%
Interest expense on borrowings	174	160	9%	216	-19%
Total interest expense	647	639	1%	706	-8%
Net interest income	14,213	14,079	1%	14,682	-3%

Provision for loan losses	652	200	226%	676	-4%
Net interest income after provision for loan losses	13,561	13,879	-2%	14,006	-3%

Other Operating Income:
Mortgage banking income	8,341	8,510	-2%	8,138	2%
Employee benefit plan income	999	936	7%	1,004	0%
Bankcard fees	687	675	2%	689	0%
Purchased receivable income	579	531	9%	587	-1%
Service charges on deposit accounts	516	510	1%	559	-8%
Gain on sale of securities	—	12	-100%	4	-100%
Other income	813	690	18%	1,426	-43%
Total other operating income	11,935	11,864	1%	12,407	-4%

Other Operating Expense:
Salaries and other personnel expense	12,158	12,011	1%	11,440	6%
Compensation expense, RML acquisition payments	3,250	687	373%	780	317%
Occupancy expense	1,567	1,697	-8%	1,522	3%
Data processing expense	1,121	1,146	-2%	1,043	7%
Professional and outside services	761	785	-3%	642	19%
Marketing expense	500	615	-19%	565	-12%
Insurance expense	265	263	1%	406	-35%
Intangible asset amortization expense	35	35	—%	73	-52%
Loss on sale of premises and equipment	6	358	-98%	—	NM
OREO (income) expense, net rental income and gains on sale	(32)	127	125%	152	-121%
Other operating expense	1,555	1,645	-5%	1,580	-2%
Total other operating expense	21,186	19,369	9%	18,203	16%

Income before provision for income taxes	4,310	6,374	-32%	8,210	-48%
Provision for income taxes	1,027	1,868	-45%	2,678	-62%
Net income	3,283	4,506	-27%	5,532	-41%
Less: Net income attributable to the noncontrolling interest	188	156	21%	197	-5%
Net income attributable to Northrim BanCorp	$3,095	$4,350	-29%	$5,335	-42%

Basic EPS	$0.45	$0.63	-29%	$0.78	-42%
Diluted EPS	$0.44	$0.63	-30%	$0.77	-43%
Average basic shares	6,882,482	6,877,140	0%	6,856,059	0%
Average diluted shares	6,973,354	6,968,891	0%	6,952,209	0%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
14 of 23

Income Statement
(Dollars in thousands, except per share data)	Nine months ended September 30,
(Unaudited)			One Year
	2016	2015	% Change
Interest Income:
Interest and fees on loans	$41,354	$42,086	-2%
Interest on portfolio investments	2,904	2,549	14%
Interest on deposits in banks	138	82	68%
Total interest income	44,396	44,717	-1%
Interest Expense:
Interest expense on deposits	1,423	1,460	-3%
Interest expense on borrowings	507	748	-32%
Total interest expense	1,930	2,208	-13%
Net interest income	42,466	42,509	0%

Provision for loan losses	1,555	1,378	13%
Net interest income after provision for loan losses	40,911	41,131	-1%

Other Operating Income:
Mortgage banking income	22,547	23,303	-3%
Employee benefit plan income	2,899	2,712	7%
Bankcard fees	1,995	1,947	2%
Purchased receivable income	1,644	1,738	-5%
Service charges on deposit accounts	1,525	1,617	-6%
(Loss) gain on sale of securities	(11)	134	-108%
Other income	2,305	3,054	-25%
Total other operating income	32,904	34,505	-5%

Other Operating Expense:
Salaries and other personnel expense	35,420	33,115	7%
Occupancy expense	4,872	4,720	3%
Compensation expense, RML acquisition payments	4,067	2,869	42%
Data processing expense	3,351	3,243	3%
Professional and outside services	2,252	2,184	3%
Marketing expense	1,853	1,824	2%
Insurance expense	844	1,075	-21%
Loss on sale of premises and equipment	365	7	NM
Intangible asset amortization expense	106	218	-51%
OREO expense, net rental income and gains on sale	70	328	-79%
Other operating expense	4,726	4,835	-2%
Total other operating expense	57,926	54,418	6%

Income before provision for income taxes	15,889	21,218	-25%
Provision for income taxes	4,594	7,111	-35%
Net income	11,295	14,107	-20%
Less: Net income attributable to the noncontrolling interest	474	431	10%
Net income attributable to Northrim BanCorp	$10,821	$13,676	-21%

Basic EPS	$1.57	$2.00	-22%
Diluted EPS	$1.55	$1.97	-21%
Average basic shares	6,878,921	6,854,862	0%
Average diluted shares	6,968,557	6,941,861	0%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
15 of 23

Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2016	2016	% Change	2015	% Change

Assets:
Cash and due from banks	$37,955	$30,095	26%	$42,257	-10%
Interest bearing deposits in other banks	7,911	44,661	-82%	102,309	-92%
Portfolio investments	301,257	291,502	3%	235,177	28%
Investment in Federal Home Loan Bank stock	1,965	1,966	0%	1,816	8%

Loans held for sale	76,452	60,360	27%	66,597	15%

Portfolio loans	997,076	967,346	3%	973,680	2%
Allowance for loan losses	(19,479)	(18,385)	6%	(17,848)	9%
Net portfolio loans	977,597	948,961	3%	955,832	2%
Purchased receivables, net	15,500	13,596	14%	13,732	13%
Other real estate owned, net	2,824	2,558	10%	3,511	-20%
Premises and equipment, net	39,102	38,671	1%	39,434	-1%
Goodwill and intangible assets	16,354	23,706	-31%	23,817	-31%
Other assets	63,203	62,294	1%	54,771	15%
Total assets	$1,540,120	$1,518,370	1%	$1,539,253	0%

Liabilities:
Demand deposits	$474,971	$461,970	3%	$485,304	-2%
Interest-bearing demand	194,426	183,885	6%	179,080	9%
Savings deposits	236,821	231,246	2%	221,205	7%
Money market deposits	242,102	241,334	0%	236,488	2%
Time deposits	130,046	137,253	-5%	142,842	-9%
Total deposits	1,278,366	1,255,688	2%	1,264,919	1%
Securities sold under repurchase agreements	27,701	26,049	6%	33,413	-17%
Other borrowings	4,350	4,362	0%	12,458	-65%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	25,387	29,748	-15%	34,569	-27%
Total liabilities	1,354,362	1,334,405	1%	1,363,917	-1%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	185,310	183,654	1%	175,189	6%
Noncontrolling interest	448	311	44%	147	205%
Total shareholders' equity	185,758	183,965	1%	175,336	6%
Total liabilities and shareholders' equity	$1,540,120	$1,518,370	1%	$1,539,253	0%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
16 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	September 30, 2016		June 30, 2016		September 30, 2015
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$30,224	10.0%	$30,315	10.4%	$15,166	6.4%
U.S. Agency securities	215,282	71.5%	205,121	70.4%	167,608	71.3%
U.S. Agency mortgage-backed securities	4	0.0%	6	0.0%	874	0.4%
Corporate bonds	45,578	15.1%	45,818	15.7%	39,535	16.8%
Alaska municipality, utility, or state bonds	9,583	3.2%	9,651	3.3%	11,390	4.8%
Other municipality, utility, or state bonds	586	0.2%	591	0.2%	603	0.3%
Total portfolio investments	$301,257		$291,502		$235,176

Composition of Portfolio Loans
	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$342,632	34%	$337,354	35%	$326,735	34%	$329,534	33%	$325,092	33%
CRE owner occupied loans	166,941	17%	153,264	16%	128,933	13%	128,763	13%	112,527	12%
CRE nonowner occupied loans	330,839	33%	330,678	33%	340,830	35%	352,098	36%	327,556	33%
Construction loans	109,093	11%	96,236	10%	126,155	13%	119,419	12%	155,920	16%
Consumer loans	51,979	5%	54,134	6%	52,115	5%	55,585	6%	56,933	6%
Subtotal	1,001,484		971,666		974,768		985,399		978,028
Unearned loan fees, net	(4,408)		(4,320)		(4,251)		(4,612)		(4,348)
Total portfolio loans	$997,076		$967,346		$970,517		$980,787		$973,680

Composition of Deposits
	September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$474,971	37%	$461,970	37%	$442,842	35%	$430,191	35%	$485,304	39%
Interest-bearing demand	194,426	15%	183,885	15%	195,896	16%	209,291	17%	179,080	14%
Savings deposits	236,821	19%	231,246	18%	230,834	19%	227,969	18%	221,205	17%
Money market deposits	242,102	19%	241,334	19%	240,675	19%	236,675	19%	236,488	19%
Time deposits	130,046	10%	137,253	11%	136,721	11%	136,666	11%	142,842	11%
Total deposits	$1,278,366		$1,255,688		$1,246,968		$1,240,792		$1,264,919

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
17 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	September 30,	June 30,	September 30,
	2016	2016	2015

Nonaccrual loans	$10,885	$11,184	$3,735
Loans 90 days past due and accruing	—	47	—
Total nonperforming loans	10,885	11,231	3,735
Nonperforming loans guaranteed by government	(1,624)	(1,600)	(1,596)
Net nonperforming loans	9,261	9,631	2,139
Other real estate owned	2,824	2,558	3,511
Net nonperforming assets	$12,085	$12,189	$5,650
Nonperforming loans / portfolio loans, net of government guarantees	0.93%	1.00%	0.22%
Nonperforming assets / total assets, net of government guarantees	0.78%	0.80%	0.37%

Performing restructured loans	$14,936	$11,177	$3,203
Nonperforming loans plus performing restructured loans, net of government
guarantees	$24,197	$20,808	$5,342
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	2.43%	2.15%	0.55%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.75%	1.54%	0.58%

Adversely classified loans, net of government guarantees	$41,503	$41,072	$30,951

Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.10%	0.12%	0.01%

Allowance for loan losses / portfolio loans	1.95%	1.90%	1.83%
Allowance for loan losses / nonperforming loans, net of government guarantees	210%	191%	834%

Gross loan charge-offs for the quarter	$22	$135	$400
Gross loan recoveries for the quarter	($464)	($137)	($153)
Net loan charge-offs (recoveries) for the quarter	($442)	($2)	$247
Net loan charge-offs year-to-date	$229	$671	$253
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.05)%	0.00%	0.03%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.03%	0.14%	0.03%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
18 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns/Charge-offs	Transfers to Performing Status	Sales	Balance at
	June 30, 2016	this quarter	this quarter	this quarter	this quarter	this quarter	September 30, 2016
Commercial loans	$4,479	$29	($124)	$—	$—	$—	$4,384
Commercial real estate	255	—	(14)	—	—	—	241
Construction loans	5,884	—	—	—	—	—	5,884
Consumer loans	613	—	(62)	(23)	(152)	—	376
Non-performing loans guaranteed by government	(1,600)	—	(24)	—	—	—	(1,624)
Total non-performing loans	9,631	29	(224)	(23)	(152)	—	9,261
Other real estate owned	2,558	512	—	(56)	—	(190)	2,824
Total non-performing assets,
net of government guarantees	$12,189	$541	($224)	($79)	($152)	($190)	$12,085

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
19 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2016		June 30, 2016		September 30, 2015
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$39,762	0.49%	$33,151	0.49%	$74,895	0.25%
Portfolio investments	289,938	1.42%	293,716	1.44%	233,255	1.58%
Loans held for sale	66,606	3.51%	48,826	3.85%	56,379	3.90%
Portfolio loans	979,164	5.44%	969,450	5.54%	982,301	5.67%
Total interest-earning assets	1,375,470	4.35%	1,345,143	4.46%	1,346,830	4.58%
Nonearning assets	149,856		144,274		145,747
Total assets	$1,525,326		$1,489,417		$1,492,577

Liabilities and Shareholders' Equity
Interest-bearing deposits	$800,441	0.23%	$804,944	0.24%	$783,721	0.25%
Borrowings	49,627	1.36%	47,996	1.30%	57,916	1.45%
Total interest-bearing liabilities	850,068	0.30%	852,940	0.30%	841,637	0.33%

Noninterest-bearing demand deposits	463,309		430,198		446,522
Other liabilities	29,030		20,509		33,321
Shareholders' equity	182,919		185,770		171,097
Total liabilities and shareholders' equity	$1,525,326		$1,489,417		$1,492,577
Net spread		4.05%		4.16%		4.25%
Net interest margin ("NIM")		4.11%		4.21%		4.32%
Tax equivalent NIM*		4.17%		4.27%		4.38%
Average portfolio loans to average
interest-earning assets	71.19%		72.07%		72.93%
Average portfolio loans to average total deposits	77.48%		78.49%		79.85%
Average non-interest deposits to average
total deposits	36.66%		34.83%		36.30%
Average interest-earning assets to average
interest-bearing liabilities	161.81%		157.71%		160.03%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
20 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2016		September 30, 2015
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$36,989	0.49%	$43,122	0.25%
Portfolio investments	291,747	1.45%	244,357	1.52%
Loans held for sale	51,255	3.71%	55,319	3.72%
Portfolio loans	976,254	5.51%	965,241	5.66%
Total interest-earning assets	1,356,245	4.43%	1,308,039	4.62%
Nonearning assets	145,154		147,830
Total assets	$1,501,399		$1,455,869

Liabilities and Shareholders' Equity
Interest-bearing deposits	$803,724	0.24%	$781,320	0.25%
Borrowings	49,496	1.34%	57,177	1.71%
Total interest-bearing liabilities	853,220	0.30%	838,497	0.35%

Noninterest-bearing demand deposits	441,493		413,966
Other liabilities	24,323		34,951
Shareholders' equity	182,363		168,455
Total liabilities and shareholders' equity	$1,501,399		$1,455,869
Net spread		4.13%		4.27%
Net interest margin ("NIM")		4.18%		4.35%
Tax equivalent NIM*		4.24%		4.40%
Average portfolio loans to average interest-earning assets	71.98%		73.79%
Average portfolio loans to average total deposits	78.40%		80.75%
Average non-interest deposits to average total deposits	35.46%		34.63%
Average interest-earning assets to average interest-bearing liabilities	158.96%		156.00%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
21 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2016	June 30, 2016	September 30, 2015
Book value per share	$26.99	$26.75	$25.56
Tangible book value per share*	$24.61	$23.30	$22.09
Total shareholders' equity/total assets	12.06%	12.12%	11.39%
Tangible Common Equity/Tangible Assets*	11.12%	10.72%	10.00%
Tier 1 Capital / Risk Adjusted Assets	14.24%	13.85%	13.00%
Total Capital / Risk Adjusted Assets	15.50%	15.11%	14.25%
Tier 1 Capital / Average Assets	12.36%	12.10%	10.21%
Shares outstanding	6,882,482	6,877,140	6,859,351
Unrealized gain on AFS securities, net of income taxes	$637	$742	$784

Profitability Ratios
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
For the quarter:
Net interest margin ("NIM")	4.11%	4.21%	4.23%	4.05%	4.32%
Tax equivalent NIM*	4.17%	4.27%	4.29%	4.10%	4.38%
Efficiency ratio	80.89%	74.52%	74.47%	74.23%	66.93%
Return on average assets	0.81%	1.17%	0.91%	1.05%	1.42%
Return on average equity	6.73%	9.42%	7.61%	9.37%	12.37%

	September 30, 2016	September 30, 2015
Year-to-date:
Net interest margin ("NIM")	4.18%	4.35%
Tax equivalent NIM*	4.24%	4.40%
Efficiency ratio	76.71%	70.38%
Return on average assets	0.96%	1.26%
Return on average equity	7.93%	10.85%

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
22 of 23

*Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

Tax equivalent NIM

Tax equivalent NIM is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 41.11% in both 2016 and 2015. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of tax equivalent NIM to net interest margin.

	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net interest income	$14,213	$14,079	$14,174	$14,400	$14,682
Divided by average interest-bearing assets	1,375,470	1,345,143	1,347,912	1,411,436	1,346,830
Net interest margin ("NIM")[2]	4.11%	4.21%	4.23%	4.05%	4.32%

Net interest income	$14,213	$14,079	$14,174	$14,400	$14,682
Plus: reduction in tax expense related to
tax-exempt interest income	196	197	206	186	185
	$14,409	$14,276	$14,380	$14,586	$14,867
Divided by average interest-bearing assets	1,375,470	1,345,143	1,347,912	1,411,436	1,346,830
Tax equivalent NIM[2]	4.17%	4.27%	4.29%	4.10%	4.38%

	Year-to-date
	September 30, 2016	September 30, 2015
Net interest income	$42,466	$42,509
Divided by average interest-bearing assets	1,356,245	1,308,039
Net interest margin ("NIM")[3]	4.18%	4.35%

Net interest income	$42,466	$42,509
Plus: reduction in tax expense related to
tax-exempt interest income	599	536
	$43,065	$43,045
Divided by average interest-bearing assets	1,356,245	1,308,039
Tax equivalent NIM[3]	4.24%	4.40%

2Calculated using actual days in the quarter divided by 366 for quarters ended in 2016 and actual days in the quarter divided by 365 for quarters ended in 2015.

3Calculated using actual days in the year divided by 366 for year-to-date period ended in 2016 and actual days in the year divided by 365 for year-to-date period ended in 2015.

Northrim BanCorp Reports 3Q16 Earnings of $3.1 Million, or $0.44 per Diluted Share
October 31, 2016
23 of 23

(Dollars in thousands)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Total shareholders' equity	$185,758	$183,965	$180,398	$177,214	$175,336
Less: goodwill and intangible assets	N/A	N/A	N/A	N/A	N/A
	$185,758	$183,965	$180,398	$177,214	$175,336
Divided by shares outstanding	6,882	6,877	6,877	6,877	6,859
Book value per share	$26.99	$26.75	$26.23	$25.77	$25.56

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Total shareholders' equity	$185,758	$183,965	$180,398	$177,214	$175,336
Less: goodwill and intangible assets	16,354	23,706	23,741	23,776	23,817
	$169,404	$160,259	$156,657	$153,438	$151,519
Divided by shares outstanding	6,882	6,877	6,877	6,877	6,859
Tangible book value per share	$24.61	$23.30	$22.78	$22.31	$22.09

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Total shareholders' equity	$185,758	$183,965	$180,398	$177,214	$175,336
Total assets	1,540,120	1,518,370	1,500,199	1,499,492	1,539,253
Total shareholders' equity to total assets	12.06%	12.12%	12.02%	11.82%	11.39%

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total shareholders' equity	$185,758	$183,965	$180,398	$177,214	$175,336
Less: goodwill and other intangible assets, net	16,354	23,706	23,741	23,776	23,817
Tangible common shareholders' equity	$169,404	$160,259	$156,657	$153,438	$151,519

Total assets	$1,540,120	$1,518,370	$1,500,199	$1,499,492	$1,539,253
Less: goodwill and other intangible assets, net	16,354	23,706	23,741	23,776	23,817
Tangible assets	$1,523,766	$1,494,664	$1,476,458	$1,475,716	$1,515,436
Tangible common equity ratio	11.12%	10.72%	10.61%	10.40%	10.00%

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Note Transmitted on GlobeNewswire on October 31, 2016, at 4:00 pm Alaska Standard Time.